UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 5, 2004

Pacific Biometrics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

220 West Harrison St., Seattle, Washington		98119
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-298-0068

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On November 5, 2004, we entered into a consulting agreement with Chicago Partners, LLC to provide certain accounting support and financial consulting services to us. In particular, pursuant to this Agreement, Michael L. Hartzmark, Ph.D. will serve as interim Chief Financial Officer for us. Dr. Hartzmark is currently Vice President of Chicago Partners, and is also member of our Board of Directors and is the Chairman of our Audit Committee; however, effective at our upcoming stockholders’ meeting to be held on November 10, 2004, Dr. Hartzmark’s term in office as a Director and member of the Audit Committee will expire.

Under the consulting agreement with Chicago Partners, we will pay Chicago Partners for Dr. Hartzmark’s services at a rate of $10,000 per month, plus reimbursable costs and expenses. Further, we have agreed to indemnify Chicago Partners and its owners, employees and agents from any liabilities for third-party claims arising out of this engagement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 5, 2004, we entered into a consulting agreement with Chicago Partners, LLC to provide certain accounting support and financial consulting services to us. In particular, pursuant to this Agreement, Michael L. Hartzmark, Ph.D. will serve as interim Chief Financial Officer for us. Dr. Hartzmark is currently Vice President of Chicago Partners, and is also member of our Board of Directors and is the Chairman of our Audit Committee; however, effective at our upcoming stockholders’ meeting to be held on November 10, 2004, Dr. Hartzmark’s term in office as a Director and member of the Audit Committee will expire.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biometrics, Inc.

November 5, 2004	By:	/s/ Ronald R. Helm

Name: Ronald R. Helm
Title: Chief Executive Officer and President